For: YTB International, Inc.

Investor Contacts:
Garth Russell / Yemi Rose
KCSA Strategic Communications
212-896-1250/ 212-896-1233

YTB International (YTBLA) Approved for Trading on OTCBB
- - -

WOOD RIVER, Ill., April 17, 2008 - YTB International, Inc. (OTCBB: YTBLA) (“YTB” or the “Company”), a provider of Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Bermuda, the Bahamas, and Canada, today announced that its Class A Common Stock has been approved for quotation on the Over-the-Counter Bulletin Board (the "OTCBB"). All existing market makers will move to the OTCBB within the next 30 days. The Company’s Class A Common Stock will continue to be quoted under the ticker symbol “YTBLA.”

YTB is a leader in the travel services business and has operated in the travel services industry for 25 years. The Company recently reported its third consecutive quarter of profitability, with total revenue for the year ended December 31, 2007 increasing by 177% to $141.3 million, compared to $50.9 million for the previous year.

The OTCBB provides access to more than 3,300 securities, includes more than 230 participating market makers, and electronically transmits real-time quote, price, and volume information in domestic securities, foreign securities and ADRs.

“We are excited that the Bulletin Board has agreed to quote our Class A Common Stock, as it confirms that YTB International meets the strict filing and disclosure regulations of the Securities and Exchange Commission,” stated Scott Tomer, Chief Executive Officer of YTB. “Quoting our stock on the Bulletin Board dramatically increases the number of investors that can freely trade our stock. We believe that this will help to increase the liquidity and visibility of our stock in the financial markets.”

About YTB International
Recognized as the 35th largest seller of travel in the U.S. in 2006 by Travel Weekly, YTB International, Inc. provides Internet-based travel booking services for home-based independent representatives in the United States, Canada, Bermuda, and the Bahamas.

It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com focuses on marketing online travel websites through a nationwide network of independent business people, known as 'Reps.' YTB Travel Network establishes and maintains travel vendor relationships, processes travel transactions of online travel agents and affiliates, collects travel commissions and pays sales commissions. Each RTA directs consumers to the YTB Internet-based travel website. REZconnect Technologies hosts a travel agency for traditional travel agents and offers franchises of brick and mortar travel agencies. For more information, visit http://www.ytbi.com/investor.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

# # #